AMENDED AND RESTATED

TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDED AND RESTATED TRANSFER AGENT SERVICING AGREEMENT (this “Agreement”) is made and entered into effective as of the 17th day of November, 2009, by and between LKCM FUNDS, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Trust desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

The Trust hereby appoints USBFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein as well as any additional services and duties that are customarily provided by investment company transfer agents; provided, however, that in the event any such additional services and duties materially increase the services and duties of USBFS hereunder, the parties agree to amend this Agreement to reflect such increased services and duties.  Except as contemplated hereby, no other duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following transfer agent and dividend disbursing agent services to the Fund:

A.
Receive and process all orders for the purchase, exchange, and/or redemption of shares in accordance with Rule 22c-1 under the 1940 Act and the Trust’s prospectus (“Prospectus”) and statement of additional information (“SAI”).

B.
Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Trust’s custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

C.
Arrange for the issuance of shares obtained through transfers of funds from Fund shareholders’ accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Prospectus and SAI.

D.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust's custodian.

E.	Pay monies upon receipt from the Trust's custodian, where relevant, in accordance with the instructions of redeeming shareholders.

F.	Process transfers of shares in accordance with the shareholder's instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

G.	Process exchanges between Funds and/or classes of shares of Funds both within the same family of funds and with a First American Money Market Fund, if applicable.

H.
Prepare and transmit payments for dividends and distributions declared by the Trust with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

I.	Serve as the Fund’s agent in connection with accumulation, open account or similar plans (e.g., periodic investment plans and periodic withdrawal plans).

J.	Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).

K.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent.

L.
Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

M.	Prepare shareholder meeting lists and, as necessary, mail, receive and tabulate proxies.

N.	Mail shareholder reports and Prospectuses to current shareholders.

O.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

P.
Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust.

Q.
Mail requests for shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable federal tax laws and regulations.

R.
Provide a Blue Sky system that will enable the Trust to monitor the total number of shares of the Fund sold in each state; provided that the Trust, not USBFS, is responsible for ensuring that shares are not sold in violation of any requirement under the securities laws or regulations of any state.

S.	Answer correspondence from shareholders, securities brokers and others relating to USBFS’s duties hereunder.

T.
Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.

3.	Lost Shareholder Due Diligence Searches and Servicing

The Trust hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended.  Costs associated with such searches will be passed through to the Trust as an out-of-pocket expense in accordance with the fee schedule set forth in Exhibit C hereto.  If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state.  The Trust hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements.  Furthermore, the Trust hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.

4.	Anti-Money Laundering Program

(a)           Delegation.  The Trust hereby delegates to USBFS, and USBFS hereby accepts, responsibility to perform certain services in connection with the Trust’s Anti-Money Laundering Program, dated July 24, 2002, as amended (the “Trust AML Program”), as further set out in the Trust AML Program, including provisions relating to: (i) customer identification program, (ii) suspicious activity monitoring and reporting; (iii) cash transaction reporting; (iv) recordkeeping; and (v) employee training (as it relates to USBFS employees) (collectively, the “AML Services”).  USBFS further agrees to cooperate with the Trust’s AML Compliance Officer in the performance of the AML Services as set forth in the Trust AML Program.

(b)           Representations and Warranties by USBFS.  USBFS represents and warrants that:

(i)           USBFS undertakes to perform all delegated responsibilities under the Trust AML Program; and

(ii)           USBFS has adopted and will maintain a written anti-money laundering program (“USBFS AML Program”) that includes policies and procedures that enable it to perform its responsibilities under the Agreement, as amended hereby.

(c)           Representations and Warranties by the Trust.  The Trust represents and warrants that the Trust will promptly provide USBFS any amendment(s) to the Trust AML Program, which will be subject to the terms of the Agreement, as amended hereby, upon delivery to USBFS.

(d)           Consent to Examination.  USBFS hereby:

(i)           agrees to provide, upon request by federal examiners, information and records maintained by USBFS relating to the Trust AML Program for purposes of the Trust AML Program;

(ii)           agrees to provide, upon request by the Trust, information and records maintained by USBFS relating to the AML Services and the USBFS AML Program as it applies to the AML Services;

(iii)           agrees to cooperate with the Trust’s AML Compliance Officer with respect to any request for information by the Financial Crimes Enforcement Network pursuant to the Bank Secrecy Act, as amended by the USA PATRIOT Act and the regulations thereunder; and

(iv)           consents to the inspection of USBFS by federal examiners for purposes of the Trust AML Program.

(e)           Documents and Records.  USBFS agrees to furnish to the Trust the following:

(i)           a copy of the USBFS AML Program as in effect on the date hereof, and any material amendment thereto promptly after the adoption of any such amendment;

(ii)           no less frequently than annually, a report on the USBFS AML Program that includes a certification to the Trust concerning USBFS’ implementation of, and ongoing compliance with, the USBFS AML Program and a summary of any audit report prepared with respect to the USBFS AML Program as its pertains to the AML Services;

(iii)           interim reports with respect to any material issues that arise with respect to the AML Services or the USBFS AML Program; and

(iv)           periodic reports concerning USBFS’ compliance with the USBFS AML Program and/or the AML Services at such times as may be reasonably requested by the Trust’s board of trustees or AML Compliance Officer.

5.	Identity Theft Prevention Program

(a)           Delegation.  The Trust hereby delegates to USBFS, and USBFS hereby accepts, responsibility to perform certain services (the “Identity Theft Prevention Services”) in connection with the Trust’s Identity Theft Prevention Program, dated February 24, 2009 (the “Trust Identity Theft Prevention Program”), as further set out in the Trust Identity Theft Prevention Program.  USBFS further agrees to cooperate with the Trust’s Chief Compliance Officer in the performance of the Identity Theft Prevention Services as set forth in the Trust Identity Theft Prevention Program.

(b)           Representations and Warranties by USBFS.  USBFS represents and warrants that:

(i)           USBFS undertakes to perform all delegated responsibilities under the Trust Identity Theft Prevention Program; and

(ii)           USBFS has adopted and will maintain a written identity theft prevention program (“USBFS Identity Theft Prevention Program”) that includes policies and procedures that enable it to perform its responsibilities under the Agreement, as amended hereby.

(c)           Representations and Warranties by the Trust.  The Trust represents and warrants that:
(i)           the Trust will promptly provide USBFS any amendment(s) to the Trust Identity Theft Prevention Program, which will be subject to the terms of the Agreement, as amended hereby; and

(ii)           the Trust acknowledges that it has had an opportunity to review and consider the procedures implemented by USBFS pursuant to the USBFS Identity Theft Prevention Program, including various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (as amended from time to time, the “Identity Theft Prevention Procedures”).

(d)           Documents and Records.  USBFS agrees to furnish the Trust with the following:

(i)           prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Identity Theft Prevention Procedures, evidence money laundering or identity theft activities in connection with the Trust or any shareholder of the Trust;

(ii)           prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Identity Theft Prevention Procedures, to be engaged in money laundering or identity theft activities, provided that the Trust agrees not to communicate this information to the customer;

(iii)           Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to the USBFS AML Program, the Trust AML Program, the USBFS Identity Theft Prevention Program, or the Trust Identity Theft Prevention Program;

(iv)           prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c); and

(v)           certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Trust.

(e)           Consent to Examination.  The Trust hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’ implementation of the Identity Theft Prevention Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect USBFS’ implementation of the Identity Theft Prevention Procedures on behalf of the Trust.

6.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time).  USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder.  The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith.  The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of assets and property of the particular Fund involved.

7.	Representations and Warranties

A.	The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)
A registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares.

B.	USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

8.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust (the “Board of Trustees”), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers and employees.

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Trust” shall include the Trust’s directors, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Trust shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

9.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

10.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities authorized by the Trust, or (iii) when so requested by the Trust.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In addition, USBFS will comply with any other limitations or restrictions on disclosure of portfolio holdings or other information of the Funds set forth in the Funds prospectuses and statements of additional information.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

11.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

12.	Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2002 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information.  USBFS’s services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.  The foregoing shall not affect USBFS’ responsibilities for compliance and related matters delegated to USBFS by the Trust as expressly contemplated hereby.

13.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

14.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Trust.

15.           Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

16.           Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

17.           No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

18.           Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.           Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.           Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI  53202

and notice to the Trust shall be sent to:

LKCM
301 Commerce Street, Suite 1600
Ft. Worth, TX 76102

21.           Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

LKCM FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Jacob D. Smith	By: /s/ Michael R. McVoy

Name: Jacob D. Smith	Name: Michael R. McVoy

Title: Chief Compliance Officer	Title: Executive Vice President

Exhibit A
to the
Transfer Agent Servicing Agreement

Fund Names

Separate Series of LKCM Funds

Name of Series
LKCM Balanced Fund
LKCM Equity Fund (Institutional Class)
LKCM Equity Fund (Adviser Class)
LKCM Fixed Income Fund
LKCM International Fund
LKCM Small Cap Equity Fund (Institutional Class)
LKCM Small Cap Equity Fund (Adviser)
LKCM Aquinas Growth Fund
LKCM Aquinas Value Fund
LKCM Aquinas Small Cap Fund
LKCM Aquinas Fixed Income Fund

A-1

Exhibit B
to the
Transfer Agent Servicing Agreement

As Of Processing Policy

USBFS will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which USBFS is responsible, at the end of each calendar month.  “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by more than ½ cent.  Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis.  USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month.  USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.

B-1

Exhibit C to the Transfer Agent Servicing Agreement

LKCM Aquinas Funds – Transfer Agent & Shareholder Services ANNUAL FEE SCHEDULE at October, 2009

Service Charges to the Fund*
Shareholder Account Fee (Subject to Minimum)

 ◆No-Load  - $[  ] /account
 ◆NSCC Accounts $[  ]/account
 ◆Closed Accounts - $[  ] /account
Annual Base Fee per CUSIP
 ◆$[  ] per fund (except $[  ] for Small Cap
                  Fund)
 ◆$[  ] each additional class (except $[  ] for
                  Small Cap Fund)

Activity Charges
 ◆Telephone Calls - $[  ] /call
 ◆Daily Valuation Trades - $[  ] /trade
 ◆Lost Shareholder Search - $[  ] /search
 ◆AML New Account Service - $[  ] /new
                 domestic accounts, $[  ] /new foreign
                 account and $[  ] shareholder verification
 ◆ACH/EFT Shareholder Services:
                     $[  ] /month/fund group
                     $ [  ] /ACH item, setup, change
                     $[  ] /correction, reversal
 ◆Omnibus Account Transactions
                     $[  ] each – first [  ]  transactions
                     $[  ] each – next [  ]  transactions
                     $[  ] each – next [  ] transactions
                     $ [  ] each – next [  ]  transactions
                     $[  ] each – balance of transactions
Out-of-pocket Costs - Including but not limited to:
 ◆Telephone toll-free lines, call transfers, etc.
 ◆Mailing, sorting and postage
 ◆Stationery, envelopes
 ◆Programming, special reports
 ◆Insurance, record retention, microfilm/fiche
 ◆Proxies, proxy services
 ◆ACH fees, NSCC charges
 ◆Disaster recovery – per open account
 ◆All other out-of-pocket expenses
Fees are billed monthly.

Service Charges to Investors
Qualified Plan Fees (Billed to Investors)
 ◆$[  ] /qualified plan acct (Cap at $[  ] /SSN)
 ◆$[  ] /Coverdell ESA acct (Cap at $[  ] /SSN)
 ◆$[  ] /transfer to successor trustee
 ◆$[  ] /participant distribution (Excluding SWPs)
 ◆$[  ] /refund of excess contribution
Additional Shareholder Fees (Billed to Investors)
 ◆$[  ] /outgoing wire transfer
 ◆$[  ] /overnight delivery
 ◆$[  ] /telephone exchange
 ◆$[  ] /return check or ACH
 ◆$[  ] /stop payment
 ◆$  [  ] /research request per account (Cap at $[  ] /
                  request) (For requested items of the second calendar
                  year [or previous] to the request)

Technology Charges
1.   Fund Group Setup (first cusip) - $[  ] /fund group
2.   Fund Setup - $[  ] /cusip (beyond first cusip)
3.   NSCC Service Interface – All NSCC Services
 ◆Setup - $[  ] /fund group
4.   Telecommunications and Voice Services
 ◆Service Setup - $[  ] ATT transfer connect
 ◆$[  ] /voice response call
 ◆$[  ] /voice recognition call
5.   Asset Allocation Services - $[  ] /account group/year
    ([  ]  reallocations)
6.    Average Cost - $[  ] /account/year
7.    Development/Programming - $[  ]  /hour
8.    File Transmissions – subject to requirements
9.    Selects - $[  ]  per select
10.  Extraordinary services – charged as incurred
 ◆Conversion of Records (if necessary) – Estimate
                  to be provided.
 ◆Custom processing, re-processing
All other extraordinary services
* Subject to Cost of Living adjustment based on the
Milwaukee CPI

C-1

Exhibit C (continued) to the Transfer Agent Agreement

LKCM Funds – Transfer Agent & Shareholder Services ANNUAL FEE SCHEDULE at October, 2009

Service Charges to the Fund*
Shareholder Account Fee (Subject to Minimum) No-
Load  - $[  ] /account
Annual Minimum
 ◆$[  ] Small cap Equity
 ◆$[  ] Equity fund
 ◆$[  ] each additional Fund
 ◆LKCM Equity Fund Adviser Class reduced fee
                  to $[  ] per year.

Activity Charges
 ◆Telephone Calls - $[  ] /call
 ◆Daily Valuation Trades - $[  ] /trade
 ◆Lost Shareholder Search - $[  ] /search
 ◆AML New Account Service - $[  ] /new
                  domestic accounts, $[  ] /new foreign account
                  and $[  ] shareholder verification
 ◆ACH/EFT Shareholder Services:
                 $[  ] /month/fund group
                 $[  ] /ACH item, setup, change
                 $[  ] /correction, reversal
 Omnibus Account Transactions
                $[  ] each – first [  ] transactions
                $[  ] each – next [  ] transactions
                $[  ] each – next [  ] transactions
                $[  ] each – next [  ] transactions
                $[  ] each – balance of transactions
 CCO Support Services - $[  ] per year
Out-of-pocket Costs - Including but not limited to:
 ◆Telephone toll-free lines, call transfers, etc.
 ◆Mailing, sorting and postage
 ◆Stationery, envelopes
 ◆Programming, special reports
 ◆Insurance, record retention, microfilm/fiche
 ◆Proxies, proxy services
 ◆ACH fees, NSCC charges
        ◆ Disaster recovery – per open account
 ◆All other out-of-pocket expenses

Fees are billed monthly.

Service Charges to Investors
Qualified Plan Fees (Billed to Investors)
 ◆$[  ] /qualified plan acct (Cap at $[  ] /SSN)
 ◆$[  ] /Coverdell ESA acct (Cap at $[  ] /SSN)
 ◆$[  ] /transfer to successor trustee
 ◆$[  ] /participant distribution (Excluding SWPs)
          $[  ] /refund of excess contribution

         Additional Shareholder Fees (Billled to Investors)

 ◆$[  ] /outgoing wire transfer
 ◆$[  ] /overnight delivery
 ◆$[  ] /telephone exchange
 ◆$[  ] /return check or ACH
 ◆$[  ] /stop payment
 ◆$[  ] /research request per account (Cap at $[  ]
          /request) (For requested items of the second calendar year
          [or previous] to the request)

Technology Charges
1.   Fund Group Setup (first cusip) - $[  ] /fund group
2.   Fund Setup - $[  ] /cusip (beyond first cusip)
3.   NSCC Service Interface – All NSCC Services
 ◆Setup - $[  ] /fund group
4.   Telecommunications and Voice Services
 ◆Service Setup - $[  ] ATT transfer connect
 ◆VRU Setup - $[  ] /fund group
 ◆VRU Maintenance - $[  ] /month
  ◆ $[  ] /voice response call
 ◆$[  ] /voice recognition call
5.    Asset Allocation Services - $[  ] /account group/year ([  ]
        reallocations)
6.    Average Cost - $[  ] /account/year
7.    Development/Programming - $[  ] /hour
8.    File Transmissions – subject to requirements
9.    Selects - $[  ] per select
10.  Extraordinary services – charged as incurred
 ◆Conversion of Records (if necessary) – Estimate to be
                  provided.
 ◆Custom processing, re-processing
All other extraordinary services

*Subject to Cost of Living adjustment based on the
Milwaukee CPI

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